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Exhibit 99.1

Press Release

Andrew Corporation Provides Details of Previously Announced Restructuring Plans

        Orland Park, IL., September 25, 2002—Andrew Corporation (Nasdaq: ANDW) is providing the details of the restructuring plan announced on July 18, 2002. To reduce costs in anticipation of continued reductions in customer capital spending, Andrew will discontinue several non-strategic businesses: the equipment building, wireless accessories, and satellite modem businesses. In addition, as part of a restructuring plan, Andrew will close several manufacturing and engineering facilities, consolidating into fewer, more efficient facilities. These actions will reduce the Andrew workforce by a net amount of about 800 people, reflecting a gross reduction of 1,200 current employees with 400 people to be added at relocated manufacturing operations by the end of fiscal 2003.

        The previously announced restructuring will result in pre-tax charges for discontinued operations of approximately $35 million, along with pre-tax restructuring and other one-time charges of approximately $36 million in the September 2002 quarter. In addition, costs of about $5 million for relocation of inventory and manufacturing equipment will be recorded as incurred in operating expenses during fiscal 2003.

        These actions are expected to result in one-time earnings per share charges of $.59 in fiscal 2002 and $.04 in fiscal 2003, mainly in the third and fourth quarters. After tax charges are estimated to be $26 million ($.30 per share) for the loss on disposal of discontinued operations, $25 million ($.29 per share) for restructuring in 2002, and $4 million ($.04 per share) for restructuring in 2003.

        Estimated pre-tax fiscal 2002 losses from discontinued operations of $16 million ($11 million after tax or $.13 per share) will be included in the September quarter.

        The discontinued businesses have four facilities in the United States, one of which houses shared engineering activities serving other Andrew businesses. These facilities are in Newnan, Georgia; Burlington, Kansas; Addison, Illinois; and Sunnyvale, California. These four manufacturing facilities will be closed and the shared engineering activities will be relocated to a new, smaller facility in Addison, Illinois.

        The restructuring activities will result in the closing of the Denton, Texas; Richardson, Texas; Tinley Park, Illinois; Scottsdale, Arizona; and Burlington, Iowa facilities in the United States. International facilities to be closed include Bad Blankenburg, Germany; Krasnoyarsk, Russia; Newton Abbot, England; and Wellington, New Zealand. These facilities will be replaced by new manufacturing facilities on the U.S./ Mexico border and in Europe. In addition, two new, smaller engineering offices will be established in Europe, along with a new engineering office in Texas.

        It is anticipated these actions will be completed by September 30, 2003 and result in annual savings of more than $40 million in fiscal 2004. Because of the timing of restructuring actions taking place through September 30, 2003 and considering that certain costs of relocation and consolidation will be expensed as incurred, the net savings from these actions will be about $10 million in fiscal 2003.

        The expected net cash costs of the actions is about $12 million, representing charges of $21 million included in the $76 million total charges, capital expenditures of $8 million anticipated for the two new manufacturing plants, and estimated proceeds of $17 million from sales of businesses and assets.

        "This has been a series of very difficult decisions because of the pain it causes many good, talented people. However, delayed network build-outs and lowered customer capital spending levels makes further, significant cost cutting necessary. We have tried to make the decisions with careful consideration and balanced concern for the welfare of employees, the strength of the company and the value to our stockholders," said Floyd L. English, Chairman and CEO. "We want to assure our employees, customers, and stockholders that these actions will accelerate the development of Andrew

Corporation's position as the market leader in wireless infrastructure. We will continue to focus on expanding Andrew Corporation's technical capabilities and market position so that we are able to take advantage of the opportunities in the wireless infrastructure market. Even though the current market conditions are not favorable, our 2002 operating results will be profitable, continuing a 64 year history of profitability. We expect to return to net profitability in 2003."

Teleconference and Webcast

        Andrew Corporation will host a conference call to discuss these actions on Wednesday, September 25, 2003 at 10:00 a.m. Central Time. Access the conference call at 800-447-0521.    Outside the United States call 847-413-3238    The conference call will also be webcast live on the Internet at www.andrew.com. A taped replay of the call will be available until midnight Central Time, September 29, 2002 at 888-843-8996, passcode 6259313. Outside the United States, call 630-652-3044, passcode 6259313 for the taped replay.

        Andrew Corporation is a global supplier of communications systems equipment, solutions and services. Major markets are wireless communications—which includes cellular, personal communication services, and land mobile radio—broadcast, government, and fixed telecommunication networks. Andrew is an S&P 500 company whose stock trades on The NASDAQ Stock Market under the symbol: ANDW.

Forward Looking Statements

        Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include, but are not limited to, the effects of competitive products and pricing, economic and political conditions that may impact customers ability to fund purchases of our products and services, the company's ability to achieve the cost savings anticipated from cost reductions programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

        For further information on Andrew products and services, including the text of this release, visit our web site at http://www.andrew.com.

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  Exhibit 99.1